Southwest Georgia Financial  Corporation
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
gkirkland@sgfc.com

For Immediate Release


             SOUTHWEST GEORGIA FINANCIAL CORPORATION DECLARES
                 COMBINATION CASH AND 20% STOCK DIVIDEND

MOULTRIE, GEORGIA, September 22, 2004 -- Southwest Georgia Financial Corporation (AMEX: SGB), the parent company of Southwest Georgia Bank, announced today that its Board of Directors at its regular meeting on September 22, 2004 declared a 20% stock dividend and a regular $0.13 per share quarterly cash dividend per common share. The cash dividend is payable October 29, 2004 to shareholders of record on October 4, 2004. The stock dividend is payable October 29, 2004 to shareholders of record on October 7, 2004. The Company will pay cash for fractional shares based on the last sale price on the record date. The Company has approximately 2.7 million shares of common stock outstanding.

Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 76 consecutive years. The dividend currently has a yield of approximately 2.05% at an annual dividend rate of $0.52 per share.

About Southwest Georgia Financial Corporation:
Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $293 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

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